Addendum to Custodian Agreement

This Addendum to the Custodian Agreement dated August 1, 1994, is entered into by and between Firstar Bank Milwaukee, N.A. and The Bramwell Funds, Inc. on this 30th day of September, 1998.

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30,1 998; and

WHEREAS, Firstar Bank Milwaukee N.A. represents that it has the necessary trust and custodial powers to enter into this Agreement; NOW,

THEREFORE, Firstar Bank Milwaukee, N.A. will be the successor responsible party to the Agreement referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under this same Agreement.

Firstar Bank Milwaukee, N.A.                     The Bramwell Funds, Inc.

BY:/s/Mike R. McVoy                               BY:/s/Elizabeth R. Bramwell
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ATTEST:/s/Gaim M. Zess                            ATTEST:/s/Mary F. McCollum
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